Exhibit 99.1

Exactus Appoints Seasoned Industry Veteran Jonathan Gilbert As Executive Chairman of the Board

 Former Scythian Biosciences Founder and CEO Assumes Newly Created Position

GLEN ALLEN, VA / ACCESSWIRE / February 12, 2019 / Exactus Inc. (OTCQB: EXDI) a healthcare company pursuing opportunities in Hemp derived, Cannabidiol (CBD) products and point of care diagnostics, is pleased to announce the appointment of Jonathan Gilbert to the newly created position of Executive Chairman. Mr. Gilbert founded one of the first companies to sponsor research into the medical efficacy and benefits of CBD therapies at Scythian Biosciences, Corp. where he held the position of Chief Executive Officer until its transformation to what is now Sol Global Investments (CSE:SOL; OTCQB:SOLCF). Mr. Gilbert successfully navigated several successful capital raises from major institutions and strategic corporate investors, including a major infusion of $10 million from Canadian-based Aphria, Inc. (NYSE:APHA; Mkt.Cap ~$2B). Scythian successfully raised over $40 million during his tenure and thereafter. Scythian’s ongoing research at the University of Miami seeks to determine a solution for the prevention and treatment of concussions and traumatic brain injury with its proprietary Cannabinoid combination.

Mr. Gilbert will assume the position of Executive Chairman effective immediately and will be responsible for assisting the executive team with his knowledge of capital markets and evaluating opportunities to pursue farm and hemp production worldwide. Mr. Gilbert has been endorsed by Exactus’ development partner and largest shareholder, Ceed2Med, LLC.

Ceed2Med is becoming an established leader in CBD technology, including water soluble and effective bioavailability technology. It is expanding its offerings to include CBG, CBN, organic full spectrum and broad spectrum products, each of which offer full chain of custody accountability from the seed to the shelf from certified cGMP production facilities. Ceed2Med offers Exactus experienced personnel who, since 2014, have been engaged in many aspects of domestic and international hemp production, including farming, processing and production, providing access to expertise in the fields of genetics, product development and distribution. Together with Ceed2Med, Exactus is opening new sales channels and focusing on the creation of additional distribution partnerships.

Philip Young, CEO of Exactus said, "We are excited to welcome Mr. Gilbert to our board and we are honored to have him serve as our Chairman. His experience in the public markets and the CBD sector in particular, will enhance Exactus’ ability to navigate the capital markets effectively and determine our future direction.”

Emiliano Aloi, of Ceed2Med and a member of the Exactus Board of Advisors said: “We look forward to working with Mr. Gilbert. His knowledge of the needs and opportunities available to Exactus will allow us to collectively evaluate new opportunities. We anticipate that our access to various opportunities in Oregon and Kentucky will be helpful as we look forward to expanding Exactus’ financial capacity, allowing it to develop into an independent and cooperative farming partner. With our previous experience in Uruguay, and future opportunities in places like Puerto Rico, Jamaica and elsewhere, we have the runway to add thousands of new acres, domestically and internationally. We look forward to working with Exactus as its preferred premium supplier and development partner.”

For information about our products and availability please call 804-205-5036 or email, ir@exactusinc.com.

About Exactus:

Exactus, Inc., is a healthcare company pursuing opportunities in two distinct business segments, Hemp derived, Cannabidiol, which is more commonly referred to as CBD. Industrial hemp is a type of cannabis, defined by the federal government as having THC (tetrahydrocannabinol) content of 0.3 percent or less. That amount has not been shown to make a person feel "high." THC is the psychoactive compound found in cannabis. The company is also developing point of care diagnostics.

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Safe Harbor - Forward Looking Statements
The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic and current filings with the SEC, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For more information:

Company Contact:

Andrew Johnson
509.999.9696
ir@exactusinc.com

SOURCE: Exactus Inc.